Exhibit 99.1

Gemma Power Systems, LLC

769 Hebron Avenue

Glastonbury, CT  06033

Tel: (860) 659-0509

www.gemmapower.com

Gemma Power Systems and Balico Enter Into

EPC Contract

for 1,600 MW Chickahominy Power Project

June 26, 2018 — GLASTONBURY, CT & HERNDON, VA — Gemma Power Systems, LLC (GPS) and Chickahominy Power, LLC have entered into an Engineering, Procurement and Construction (EPC) services contract to construct the Chickahominy Power Station, a 1,600 MW state-of-the-art natural gas-fired power plant, in Charles City County, Virginia. The facility is being developed by Balico, LLC, the parent company of Chickahominy Power.

The Chickahominy project features three advanced class combustion turbine power trains in single shaft configuration and includes air cooled condensers to limit water use. The project will be powered exclusively by clean natural gas from the Marcellus shale formation. The site of the plant is located strategically between the rapidly growing economies of Northern Virginia and Hampton Roads — where electricity demand is expected to increase with the many data centers planned and under construction in the region.

“We appreciate the confidence the Balico team has shown in us and we look forward to a continuing and long relationship with them,” said William F. Griffin, Jr., Chief Executive Officer of Gemma Power Systems. “We’re pleased to be working in this region and we look forward to establishing positive relationships with the surrounding communities,” he said.

“Gemma has a strong and growing reputation throughout the industry and we are impressed with their collaborative approach and the value of the expertise they bring to the development process,” said Irfan K. Ali, Managing Member of Balico. “Given today’s rapid changes in the power sector, dealing with complex engineering challenges is paramount to success and Gemma brings a great deal of relevant experience to our project” he added.

The Chickahominy Power Station is named to honor the Chickahominy Nation, an indigenous people that has populated the lands in east central Virginia near Richmond for centuries. The project is anticipated to get underway in the first quarter of 2019 and be completed in the spring of 2022.

The project is expected to provide 800 to 1,000 skilled construction jobs and 35 permanent positions to operate the facility once it is completed.  The Chickahominy Power Station will enhance the region’s power grid and provide enough electricity to power two million homes.

About Gemma Power Systems

Gemma Power Systems, a wholly owned subsidiary of Argan Inc. (NYSE: AGX), is a leading Engineering, Procurement and Construction (EPC) company providing innovative solutions for the power and renewable energy industry. Our wide-ranging and comprehensive experience comprises 14,500 MW of  installed capacity including combined cycle and simple cycle gas turbine generating plants, biomass-fired power plants, solar facilities, wind farms, biofuel plants and environmental facilities.  Additional information about Gemma Power Systems can be found at www.gemmapower.com. Follow Gemma on Twitter @gemmapwr.

About Chickahominy Power

Chickahominy Power, LLC (CPLLC) is a limited liability company with offices located in Herndon, Virginia and was formed for the purpose of developing, constructing, owning and operating a 1,600 MW electricity generation facility in Charles City County. CPLLC has contracted with Balico, LLC to support and manage development of the Facility. Balico is led by a seasoned IPP development team that collectively has more than 110 years of experience with the design, development, engineering, construction and operation of electricity generation facilities. These include generation facilities located within the Commonwealth of Virginia and generation projects located throughout the United States and in other countries.

Gemma Power Systems media Contact:	Chickahominy Power contact:

Sandra Ahearn	Jef Freeman

860-659-0509 (o)	704-608-5822

860-729-7337 (m)

sandraahearn@gemmapower.com	jeffreeman@balicollc.com